Exhibit 99.(j)(18)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A (the “Registration Statement”) of our report dated June 25, 2009, relating to the financial statements and financial highlights appearing in the April 30, 2009 Annual Reports to Shareholders of the PowerShares PowerShares Global Listed Private Equity Portfolio (formerly, PowerShares Listed Private Equity Portfolio) For the Period, which are also incorporated by reference in the Registration Statement.  We also consent to the references to us under the headings “Fund Service Providers,” “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

New York, New York

September 28, 2009